Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE HEREUNDER MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: March 15, 2017

$27,780,000.00

9.5% ORIGINAL ISSUE DISCOUNT

SENIOR SECURED DEBENTURE

DUE FEBRUARY 28, 2020

THIS 9.5% ORIGINAL ISSUE DISCOUNT SENIOR SECURED DEBENTURE is one of a series of duly authorized and validly issued 9.5% Original Issue Discount Senior Secured Convertible Debentures of CareDx, Inc., a Delaware corporation, (the “Company”), having its principal place of business at 3260 Bayshore Boulevard, Brisbane, California 94005 (this debenture, as amended, restated, supplemented or otherwise modified from time to time, the “Debenture” and collectively with the other debentures of such series, the “Debentures”) and is issued pursuant to the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay in cash to [NAME OF HOLDER], or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of Twenty Seven Million Seven Hundred Eighty Thousand Dollars ($27,780,000) on February 28, 2020 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.    Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Agent” means JGB Collateral LLC, a Delaware limited liability company.

“Allenex” means, collectively, CareDx International AB f/k/a Allenex AB and its subsidiaries.

“Allenex Indebtedness” shall have the meaning set forth in Section 6(a)(i).

“Allenex Vendors” shall have the meaning set forth in Section 6(a)(i).

“AlloMap” means the Company’s AlloMap heart transplant molecular test for the monitoring and identification of heart transplant recipients.

“AlloSure” means the Company’s sequencing-based test to detect donor-derived cell-free DNA after organ transplantation.

“Applicable Interest Rate” means an annual rate equal to nine and one-half percent (9.5%); provided, however, following the occurrence and during the continuance of an Event of Default, the “Applicable Interest Rate” shall automatically, without notice or any other action required by Holder, mean an annual rate equal to twelve and one-half percent (12.5%).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing, or (h) the Company or any Significant Subsidiary admits in writing its inability, or is otherwise unable, to pay its debts generally as they become due. For the avoidance of doubt, Allenex shall, in any case, be deemed a Significant Subsidiary of the Company.

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(i).

“Blocked Account” shall have the meaning set forth in Section 6(b).

“Blocked Account Agreement” shall have the meaning set forth in Section 6(b).

“Bloomberg” means Bloomberg, L.P.

“Board of Directors” means the board of directors of the Company.

“Buy-In” shall have the meaning set forth in Section 4(f).

“Calculation Date” shall have the meaning set forth in Section 6(c).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Warrants issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company Disposes of all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction.

“CMS” means the U.S. Center for Medicare & Medicaid Services.

“Collateral” shall have the meaning given such term in the Security Agreement.

“Commercial Launch Milestone #1” means the date by which the Company has accumulated aggregate gross revenue of at least $150,000 from commercial sales (excluding sales made pursuant to any named patient, compassionate use program or similar arrangements) of AlloSure to un-Affiliated third parties in one fiscal quarter (at reimbursement rates that, in the Company’s good faith opinion, do not render the marketing and sale of AlloSure to be uncommercial).

“Commercial Launch Milestone #2” means, once Commercial Launch Milestone #1 has been achieved, the Company has accumulated aggregate gross revenue of at least $300,000 from commercial sales (excluding sales made pursuant to any named patient, compassionate use program or similar arrangements) of AlloSure to un-Affiliated third

Parties in one fiscal quarter subsequent to the fiscal quarter in which Commercial Launch Milestone #1 was achieved (at reimbursement rates that, in the Company’s good faith opinion, do not render the marketing and sale of AlloSure to be uncommercial).

“Commercial Launch Milestone #3” means, once Commercial Launch Milestone #1 and Commercial Launch Milestone #2 have been achieved, the Company has accumulated aggregate gross revenue of at least $600,000 from commercial sales (excluding sales made pursuant to any named patient, compassionate use program or similar arrangements) of AlloSure to un-Affiliated third parties in one fiscal quarter subsequent to the fiscal quarters in which Commercial Launch Milestone #1 and Commercial Launch Milestone #2 was achieved (at reimbursement rates that, in the Company’s good faith opinion, do not render the marketing and sale of AlloSure to be uncommercial).

“Commercial Launch Milestones” means, collectively, Commercial Launch Milestone #1, Commercial Launch Milestone #2 and Commercial Launch Milestone #3.

“Commission” means the U.S. Securities Exchange Commission.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Paul Hastings LLP, with offices located at 1117 South California Avenue, Palo Alto, California 94304.

“Conversion Date” shall have the meaning set forth in Section 4(b)(i).

“Conversion Price” shall have the meaning set forth in Section 4(b)(ii).

“Conversion Share Delivery Date” shall have the meaning set forth in Section 4(b)(iii).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture pursuant to Section 4(b).

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Debenture Shares” means all Conversion Shares, Stock Payment Shares and Monthly Redemption Advance Shares.

“Delivery Date” means (a) with respect to Conversion Shares, the applicable Conversion Share Delivery Date, (b) with respect to Stock Payment Shares, the applicable Holder Redemption Payment Date, (c) with respect to Interest True-Up Shares, the applicable Interest Payment Date and (d) with respect to Monthly Redemption Advance Shares, the applicable Monthly Redemption Advance Date.

“Dilutive Issuance” shall have the meaning set forth in Section 5(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(b).

“Dispose” and “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by way of a merger) of any assets or property by any Person, including, without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms. For the avoidance of doubt, in no event shall the issuance and/or sale of Equity Interests of the Company (other than Disqualified Stock) be considered a Disposition hereunder.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control Transaction so long as any rights of the holders thereof upon the occurrence of a Change of Control Transaction shall be subject to the prior repayment in full of the Debentures), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock.

“Distribution” shall have the meaning set forth in Section 5(d).

“Dollar Volume Limitation” means fifteen percent (15%) of the aggregate dollar trading volume of the Common Stock on the Principal Market (or other applicable Trading Market) over the twenty (20) consecutive Trading Day period ending on the Trading Day immediately preceding the date of any Holder Redemption Notice or the commencement of any Interest Notice Period or Mandatory Conversion Period, as applicable. For the purposes of this definition the term “dollar trading volume” for any Trading Day shall be determined by multiplying the VWAP by the volume as reported on Bloomberg for such Trading Day.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia, other than a Subsidiary owned directly or indirectly by a Foreign Subsidiary existing on the Original Issue Date.

“DTC” means the Depository Trust Company.

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion or Holder Redemption Notices, as applicable (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Debenture, (c) (i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents or (ii) all of the shares of Common Stock issued, issuable or required to be issued pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as determined by Company Counsel as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, provided, however, this condition shall not be deemed satisfied during (1) any period that the Company is not in compliance with the current public information requirements under Rule 144 or any information requirements of paragraph (i) of Rule 144, if applicable, or (2) any Rule 12b-25 extension period with respect to any quarterly or annual report of the Company that is not filed by the prescribed due date therefor (for the avoidance of doubt, without giving effect to any extension period), (d) the Common Stock is trading on a Trading Market (provided that, for purposes of a Mandatory Conversion or a prepayment pursuant to Section 2(c), such Trading Market shall be a national securities exchange) and all of shares of Common Stock issued, issuable or required to be issued pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future) and the issuance of such shares of Common Stock pursuant to the Transaction Documents would not violate the rules and regulations of any such Trading Market, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the expiration of cure period or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares of Common Stock in question to the Holder would not violate the limitations set forth in Section 4(i) or Section 4(j), (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the applicable Holder is not in possession of any information provided by or on behalf of the Company that constitutes, or may constitute, material non-public information, (j) as to a Mandatory Conversion or prepayment pursuant to Section 2(c), the average dollar trading volume for the Common Stock on the principal Trading Market for each of the twenty (20) consecutive Trading

Days immediately prior to the commencement of the applicable Mandatory Conversion Period or Prepayment Period, as applicable, and on each Trading Day of the Mandatory Conversion Period or Prepayment Period, as applicable, exceeds One Hundred Thousand Dollars ($100,000) per Trading Day, (k) the VWAP of the Common Stock is at least $1.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) on each Trading Day, and (l) the Common Stock is DTC eligible (and not subject to “chill”) and the Company’s transfer agent is participating in DTC’s Fast Automated Securities Transfer Program.

“Equity Conditions Failure” shall have the meaning set forth in Section 4(a)(iii).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning set forth in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 4(j).

“Exchange Cap Allocation” shall have the meaning set forth in Section 4(j).

“Exchange Cap Shares” shall have the meaning set forth in Section 4(j).

“Exempt Issuance” means the issuance of (a) shares of Common Stock or Common Stock Equivalents to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the Board of Directors or the compensation committee thereof and the issuance of Common Stock in respect thereof, (b) securities issued pursuant to the Transaction Documents and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Debenture, provided that such securities have not been amended since the date of this Debenture to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (for purposes of clarity, any decrease in the exercise price, exchange price or conversion price of such securities shall not be deemed an amendment thereto, if such decrease is as a result of any price-based anti-dilution provision contained in such securities prior to the date hereof); and (c) securities issued pursuant to acquisitions, joint ventures, partnerships or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which, as determined in good faith by the Company’s Board of Directors, is, itself or through its subsidiaries, an operating company or an owner of an asset in a business similar to or synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fundamental Transaction” means (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock (but, for the avoidance of doubt, excluding any transaction, event or occurrence covered by Section 5(a)) or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Gross Profit” means total revenue from sales of AlloMap minus the cost of revenue directly related to AlloMap as determined in accordance with GAAP,

consistently applied, and otherwise in accordance with the methodology for calculating gross profit previously provided by the Company to the Holder, an illustrative example of which is attached hereto as Schedule A.

“Gross Profit Shortfall” has the meaning set forth in Section 6(d).

“Gross Profit Shortfall Redemption Price” means, with respect to any redemption of this Debenture made pursuant to Section 6(d), an amount in cash equal to 3x the applicable Gross Profit Shortfall together with an early redemption premium equal to the following percentage of such amount: (a) if the redemption occurs on or prior to March 1, 2018, fifteen percent (15%), (b) if the redemption occurs after March 1, 2018, but prior to March 1, 2019, eight percent (8%); and (c) if the redemption occurs on or after March 1, 2019, five percent (5%).

“Guarantor” means any Subsidiary that has unconditionally guaranteed the Company’s obligations hereunder and granted to the Holder or the Agent a first ranking security interest in substantially all of the assets of such Subsidiary. For the avoidance of doubt, Allenex is not a Guarantor.

“Holder Redemption Amount” shall have the meaning set forth in Section 4(a)(i).

“Holder Redemption Notice” shall have the meaning set forth in Section 4(a)(i).

“Holder Redemption Payment Date” shall have the meaning set forth in Section 4(a)(i).

“Holder Redemption Right” shall have the meaning set forth in Section 4(a)(i).

“Indebtedness” shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred twenty (120) days), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital or equipment lease obligations, (d) all obligations or liabilities secured by a Lien (except for Liens described in clauses (a) and (b) of the definition of Permitted Liens) on any asset of the Company or any Subsidiary, irrespective of whether such obligation or liability is assumed by the Company or such Subsidiary, and (e) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person or entity.

“Intellectual Property” means, with respect to any Person, all of such Person’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; such Person’s applications therefor and reissues, extensions, or renewals thereof; and

such Person’s goodwill associated with any of the foregoing, together with such Person’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Mandatory Conversion” shall have the meaning set forth in Section 4(c).

“Mandatory Conversion Amount” shall have the meaning set forth in Section 4(c).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 4(c).

“Mandatory Conversion Period” shall have the meaning set forth in Section 4(c).

“Mandatory Default Amount” means the sum of (a) the outstanding principal amount of this Debenture (including, for the avoidance of doubt, any original issue discount) and all accrued and unpaid interest thereon, (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture, and (c) together with a premium equal to the following percentage of the sum of (a) and (b): (i) if this Debenture is accelerated on or prior to March 1, 2018, fifteen percent (15%), (ii) if this Debenture is accelerated after March 1, 2018, but prior to March 1, 2019, eight percent (8%); and (iii) if this Debenture is accelerated on or after March 1, 2019, five percent (5%).

“Material Adverse Effect” means a material adverse effect upon: (a) the business, operations, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to perform or pay any of its obligations in accordance with the terms of the Transaction Documents, or the ability of Agent or Holder to enforce any of its rights or remedies with respect to such obligations; or (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Monthly Allowance” means, with respect to each calendar month commencing with March, 2018, a portion of the principal amount of this Debenture equal to $937,500 plus accrued and unpaid interest thereon.

“Monthly Redemption Advance Date” shall have the meaning set forth in Section 4(a)(iii).

“Monthly Redemption Advance Shares” shall have the meaning set forth in Section 4(a)(ii).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(b)(i).

“Original Issue Date” means March 15, 2017, regardless of any transfers of the Debenture or amendments to the Debenture and regardless of the number of instruments which may be issued to evidence the Debenture.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Dispositions” means (a) sales of inventory in the ordinary course of business, (b) non-exclusive Licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business that could not result in a legal transfer of title of the licensed Intellectual Property, (c) dispositions of worn-out, obsolete or surplus equipment at fair market value in the ordinary course of business, (d) casualty events, (e) discounts and forgiveness of receivables in the ordinary course of business consistent with past practice, (f) dispositions of cash equivalent Permitted Investments, the proceeds of which are used for another Permitted Investment of equal to or greater value, and (g) other transfers of assets having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Indebtedness” means (a) the indebtedness evidenced by this Debenture, (b) lease obligations and purchase money indebtedness of up to Five Hundred Thousand Dollars ($500,000), in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, provided that such lease obligations and purchase money indebtedness are only recourse to the assets being acquired or leased, (c) Subordinated Indebtedness, (f) other Indebtedness outstanding on the Original Issue Date and identified on Schedule B hereto, and (e) Refinancing Indebtedness as long as each of the Refinancing Conditions are satisfied.

“Permitted Investment” means: (a) Investments existing on the Closing Date which are disclosed on Schedule C; (b) (i) U.S. Treasury bills, notes, and bonds maturing within one (1) year from the date of acquisition thereof, (ii) U.S. agency and government-sponsored entity debt obligations maturing within one (1) year from the date of acquisition thereof, and (iii) Commission-registered money market funds that have a minimum of One Billion Dollars ($1,000,000,000) in assets, (c) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions and advances, to customers, suppliers, contract manufacturers, and/or licensors who are not Affiliates, in the ordinary course of business, provided that this subparagraph (c) shall not apply to Investments of the Company in any Subsidiary; (d) Investments consisting of travel advances in the ordinary course of business; (e) Investments in newly-formed or newly-acquired Domestic Subsidiaries, provided that each such Domestic Subsidiary promptly executes a subsidiary guaranty in a form acceptable to the Holder and a joinder to the Security Agreement; and (f) additional Investments that do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of the property or assets subject to such Lien or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens in favor of the Agent, (d) Liens existing on the Original Issuance Date and identified on Schedule D hereto, (e) Liens in respect of Subordinated Indebtedness, and (f) Liens for reasonable and customary banking fees granted to banks or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions that do not exceed fifty thousand dollars ($50,000) in the aggregate.

“Prepayment Amount” means, with respect to any prepayment of this Debenture made pursuant to Section 2(c), the entire outstanding principal balance (including, for the avoidance of doubt, any original issue discount) of this Debenture, all accrued and unpaid interest thereon, together with a prepayment premium equal to the following percentage of the entire outstanding principal balance (including, for the avoidance of doubt, any original issue discount) of this Debenture: (a) if this Debenture is prepaid on or prior to March 1, 2018, fifteen percent (15%), (b) if this Debenture is prepaid after March 1, 2018, but prior to March 1, 2019, eight percent (8%); and (c) if this Debenture is prepaid on or after March 1, 2019, five percent (5%).

“Prepayment Date” shall have the meaning set forth in Section 2(c).

“Prepayment Notice” shall have the meaning set forth in Section 2(c).

“Prepayment Notice Date” shall have the meaning set forth in Section 2(c).

“Prepayment Period” shall have the meaning set forth in Section 2(c).

“Principal Market” means the Nasdaq Global Select Market or such other Trading Market where the Common Stock is then listed or quoted.

“Product” means any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Company or any Subsidiary, including any such product in development or which may be developed.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre and post approvals, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction.

“Pro Rata Share” means, with respect to the value or amount in question, the Holder’s pro rata share thereof based on the outstanding principal balance of this Debenture relative to the aggregate outstanding principal balance of all Debentures.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of March 15, 2017, among the Company and the purchasers signatory thereto (including the original Holder), as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 5(c).

“Refinancing Conditions” means the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced (other than an increase in an aggregate principal amount resulting solely from any capitalized or payment in-kind interest); (b) it has a final maturity no sooner than, and a weighted average life no less than, the date that is six (6) months after the Maturity Date, (c) it has an interest rate no greater than the Indebtedness being extended, renewed or refinanced; (c) the representations, covenants and defaults applicable to it are no less favorable to the obligors for such Refinancing Indebtedness, than those applicable to the Indebtedness being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on it; and (g) upon giving effect to it, no Event of Default exists or would exist with the passing of time or giving of notice or both.

“Refinancing Indebtedness” means Indebtedness that is the result of an extension, renewal or refinancing of Indebtedness permitted under clauses (c) or (d) of the definition of Permitted Indebtedness.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Company and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of all shares of Common Stock issued, issuable or required to be issued pursuant to the Transaction Documents by each Holder as provided for in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Off” shall have the meaning set forth in Section 4(a)(ii).

“Stock On” shall have the meaning set forth in Section 4(a)(ii).

“Stock On/Off Notice” shall have the meaning set forth in Section 4(a)(ii).

“Stock Payment Price” means the lowest of (a) eighty eight percent (88%) of the VWAP for the Trading Day immediately prior to, as the case may be, the applicable Monthly Redemption Advance Date or the date of the applicable Holder Redemption Notice, (b) eighty eight percent (88%) of the average of the three (3) lowest VWAPs during the twenty (20) consecutive Trading Day period immediately preceding, as the case may be, the applicable Monthly Redemption Advance Date or the date of the applicable Holder Redemption Notice, and (c) the Conversion Price then in effect.

“Stock Payment Shares” shall have the meaning set forth in Section 4(a)(iv).

“Subordinated Indebtedness” means Indebtedness that is expressly subordinated to the Indebtedness to the Holder pursuant to a written subordination agreement and intercreditor agreement satisfactory to the Holder in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which the Company owns or controls twenty-five percent (25.0%) or more of the outstanding voting securities, including each entity listed on Schedule E hereto.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Threshold Period” shall have the meaning set forth in Section 4(c).

“Threshold Price” shall have the meaning set forth in Section 4(c).

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the OTCQB, the OTCQX U.S. or the Principal Market (or any successors to any of the foregoing).

“Variable Rate Transaction” means a transaction in which the Company (a) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (i) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (i) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (for purposes of clarity, a customary price-based anti-dilution provision shall be excluded from the terms described in clauses (i) and (ii) herein) or (b) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (local time in New York City, New York) to 4:00 p.m. (local time in New York City, New York)),

(b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the reasonable, actual and documented fees and reasonable, actual and documented out-of-pocket expenses of which shall be paid by the Company.

Section 2.    Interest; Prepayment.

a)    Payment of Interest in Cash or Common Stock. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture at the Applicable Interest Rate, payable monthly in arrears as of the last Trading Day of each calendar month and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash. Notwithstanding the foregoing, to the extent that the Company has elected for this Debenture to be Stock On for any calendar month, then (i) the Holder may, if permitted by the Company as indicated in the applicable Stock On/Off Notice relating to such calendar month, increase its Holder Redemption Amount set forth in any one or more Holder Redemption Notices delivered during such calendar month by all, or any portion, of the accrued and unpaid interest on this Debenture, and (ii) if there remains any accrued and unpaid interest on the Interest Payment Date for such calendar month, the Company shall pay such remaining accrued and unpaid interest to the Holder in cash.

b)    Interest Calculations. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal (including, for the avoidance of doubt, any original issue discount), together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”) or such Person’s designee identified to the Company in writing.

c)    Prepayment at the Option of the Company. Subject to the provisions of this Section 2(c), at any time after (x) the Company’s execution of a binding definitive agreement providing for a Change of Control Transaction and the satisfaction of all conditions precedent to the consummation of such Change of Control Transaction (except for those conditions precedent that by their nature can only be satisfied at the closing of such Change of Control Transaction) or (y) February 28, 2018, and provided that the Equity Conditions are satisfied during the Prepayment Period (unless waived by the Holder in writing), the Company may deliver a notice to the Holder and the holders of the other outstanding Debentures (a “Prepayment

Notice” and the date such notice is deemed delivered hereunder, the “Prepayment Notice Date”) of its irrevocable election to redeem all, but not less than all, of the then outstanding principal amount of this Debenture and the other outstanding Debentures (including, for the avoidance of doubt, any original issue discount) for cash in an amount equal to the Prepayment Amount on the thirtieth (30th) Trading Day following the Prepayment Notice Date (such date, the “Prepayment Date”, such thirty (30) Trading Day period, the “Prepayment Period”). The Prepayment Amount shall be due and payable in full in cash on the Prepayment Date. The Company covenants and agrees that it will honor, in accordance with the terms of this Debenture, all Notices of Conversion and, to the extent that this Debenture is Stock On, all Holder Redemption Notices, tendered from the time of delivery of the Prepayment Notice through the date all amounts owing thereon are due and paid in full. The Company will, concurrently with the delivery of the Prepayment Notice to the Holder, publicly announce its intention to prepay this Debenture, and if such prepayment is in connection with a Change of Control Transaction, all material terms of such Change of Control Transaction, by means of a Current Report on Form 8-K filed with the Commission. If any portion of Prepayment Amount shall not be paid by the Company by the Prepayment Date, interest shall accrue thereon at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if (1) any portion of the Prepayment Amount remains unpaid after the Prepayment Date, (2) the Equity Conditions are not satisfied during the Prepayment Period, or (3) the prepayment is in connection with a Change of Control Transaction, but the Change of Control Transaction is not consummated within one (1) Trading Day after the payment of the Prepayment Amount, then, in each case, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such prepayment, ab initio. For the avoidance of doubt, the Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash of the Prepayment Amount under this Section 2(c) by the delivery of a Notice of Conversion to the Company.

Section 3.    Registration of Transfers and Exchanges.

a)    Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)    Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)    Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.    Monthly Redemption; Voluntary Conversion; Mandatory Conversion; Delivery of Debenture Shares.

a)    Monthly Redemption.

i.    Commencing on March 1, 2018, the Holder shall have the right, at its option, to require the Company to redeem up to the Monthly Allowance per calendar month (the “Holder Redemption Right) in accordance with this Section 4(a). The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending one or more written notices, the form of which is attached hereto as Annex A (each a “Holder Redemption Notice”), to the Company by not later than 11:59:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notices shall specify the principal amount to be redeemed and the amount of accrued and unpaid interest thereon (together, the “Holder Redemption Amount”). The Company shall promptly, but in any event no more than one (1) Trading Day after the date that the Holder delivers a Holder Redemption Notice to the Company (the “Holder Redemption Payment Date”) (1) if this Debenture is Stock Off on the date that the Holder delivers the Holder Redemption Notice to the Company, pay to the Holder in cash by wire transfer of immediately available funds an amount equal to the Holder Redemption Amount specified in the Holder Redemption Notice or (2) if this Debenture is Stock On on the date that the Company delivers the Holder Redemption Notice to the Company, deliver to the Holder shares of Common Stock as provided in this Section 4(a). For the avoidance of doubt, payment in cash or shares of Common Stock shall be determined according to the status of the Debenture as Stock On or Stock Off on the date that the Holder delivers the Holder Redemption Notice to the Company and not the Holder Redemption Payment Date. For the further avoidance of doubt, the Holder and the Company agree that the Holder may deliver more than one (1) Holder Redemption Notice during a calendar month provided that the sum of the Holder Redemption Amounts set forth in all of the Holder Redemption Notices delivered during such calendar month does not exceed the Monthly Allowance. For the further avoidance of doubt, no reduction in the outstanding principal amount of this Debenture (as a result of conversion, redemption or otherwise) shall reduce or otherwise have any effect on the amount of the Monthly Allowance, which shall remain unchanged regardless of any such reduction in the outstanding principal amount of this Debenture.

ii.    With respect to each calendar month during the term of this Debenture, the Company shall elect whether this Debenture shall be Stock On or Stock Off for such calendar month by delivering, on the fifth (5th) Trading Day prior to the first (1st) day of such calendar month, a written notice (a “Stock On/Off Notice”) to the Holder of the Company’s election to pay any Holder Redemption Amounts under Section 4(a)(i)

in shares of Common Stock (“Stock On”) or in cash (“Stock Off”) during such calendar month. For the avoidance of doubt, the Company shall make the same election of Stock On or Stock Off with respect to all of the outstanding Debentures. If the Company fails to deliver the Stock On/Off Notice by the date required herein for any calendar month, the Company shall be deemed to have delivered a Stock On/Off Notice electing Stock Off for such calendar month. Once delivered (or deemed delivered) a Stock On/Off Notice shall be irrevocable as to the applicable calendar month and the Company may not change its election for such calendar month. If the Company elects Stock On in such Stock On/Off Notice, then the Company shall certify in such notice that the Equity Conditions are satisfied. In addition, to the extent that the Company elects Stock On, on the Trading Day prior to the first (1st) day of the applicable calendar month (such Trading Day, the “Monthly Redemption Advance Date”), the Company shall deliver to the Holder’s or its broker’s DTC account a number of freely tradable shares of Common Stock free from restrictive legends (“Monthly Redemption Advance Shares”) equal to the quotient of (x) the Monthly Allowance (plus, if the Company has permitted the issuance of shares of Common Stock in satisfaction of accrued and unpaid interest as provided in Section 2(a), all interest that would accrue through the applicable Interest Payment Date assuming no reductions in principal from the Monthly Redemption Advance Date through the applicable Interest Payment Date) and (y) the Stock Payment Price. For the avoidance of doubt and purposes of clarification, the Monthly Redemption Advance Shares are an advance on the Stock Payment Shares that the Holder anticipates receiving pursuant to Section 4(a)(iv) and shall not be deemed a payment of principal or interest hereunder except as provided in Section 4(a)(iv).

iii.    If the Equity Conditions cease, for any reason, to be satisfied while this Debenture is Stock On (an “Equity Conditions Failure”), then, unless such Equity Conditions Failure is waived in writing by the Holder, this Debenture shall immediately be deemed to be Stock Off. The Company shall promptly, but in any event within one (1) Trading Day, notify the Holder of any Equity Conditions Failure and, unless such Equity Conditions Failure is waived in writing by the Holder, the Company shall not be permitted to make any Holder Redemption Payments during such calendar month in shares of Common Stock and all Holder Redemption Payments for the remainder of such calendar month shall be made in cash as provided herein.

iv.    With respect to each Holder Redemption Notice delivered to the Company pursuant to Section 4(a)(i) at a time when this Debenture was Stock On, subject to the provisions of this Section 4(a)(iv), the Company shall, in payment of the Holder Redemption Amount deliver to the Holder a number of shares of Common Stock equal to the quotient of (such quotient of (x) and (y), the “Stock Payment Shares”) (x) the applicable Holder Redemption Amount and (y) the Stock Payment Price by not later than the applicable Holder Redemption Payment Date; provided, that if the Holder has actually received Monthly Redemption Advance Shares, the number of Stock Payment Shares deliverable pursuant to the immediately preceding sentence shall be reduced (but not below zero) by the excess (if any) of the Monthly Redemption Advance Shares actually received by the Holder over the aggregate number of Stock Payment Shares that were deliverable pursuant to this Section 4(a)(iv) for all other prior Holder Redemption Notices given during the same calendar month (such excess, as the Monthly Redemption Advance Shares may be further reduced pursuant to the last sentence of Section 4(d), the “Available Advance Shares”). The Holder’s calculation of the Available Advance Shares set forth on the Holder Redemption Notice shall be binding on the Company absent manifest error.

v.    Notwithstanding the foregoing or any other provision to the contrary contained herein, in the event that the Holder Redemption Amount in respect of any Holder Redemption Notice, when aggregated with the Holder Redemption Amounts in respect of each other Holder Redemption Notice delivered to the Company during the same calendar month, would exceed the Holder’s Pro Rata Share of the Dollar Volume Limitation, then the Company shall pay the portion of the Holder Redemption Amount that would be in excess of the Holder’s Pro Rata Share of the Dollar Volume Limitation in cash. In addition, in the event that the aggregate number of Monthly Redemption Advance Shares or Stock Payment Shares to be delivered to the Holder pursuant to this Section 4(a) in would cause such Holder to exceed the Beneficial Ownership Limitation, then, (I) the Holder shall provide written notice to the Company that such delivery of all or a portion of such Monthly Redemption Advance Shares or Stock Payment Shares would cause the Holder to exceed the Beneficial Ownership Limitation, and (II) in addition to delivery of the number of Monthly Redemption Advance Shares or Stock Payment Shares that would not cause such Holder to exceed the Beneficial Ownership Limitation, as applicable, the Company shall issue to the Holder only such number of Monthly Redemption Advance Shares or Stock Payment Shares that would not cause the Holder to exceed the Beneficial Ownership Limitation, and with respect to Stock Payment Shares, pay to the Holder, in lieu of such number of Stock Payment Shares that would cause the Holder to exceed the Beneficial Ownership Limitation an amount in cash equal to the portion of the Holder Redemption Amount that would otherwise be payable in respect of such excess number of Stock Payment Shares.

vi.    If there are any Available Advance Shares remaining after all Holder Redemption Notices delivered during a particular calendar month have been satisfied in full, the Holder will, at its option, retain such Available Advance Shares in partial satisfaction of the obligation of the Company to deliver Advance Shares in respect of the next month on which the Company elects for this Debenture to be Stock On or return such remaining number of Available Advance Shares to the Company.

vii.    Each of the Holder and the Company acknowledge the Company’s obligation under Section 4.8(a) of the Purchase Agreement to not provide any material non-public information to the Holder, and the Holder agrees that the Company shall have no liability to the Holder for failing to disclose any material non-public information in connection with the issuance of any Stock Payment Shares to Holder in accordance with the terms of this Debenture.

b)    Voluntary Conversion.

i.    Voluntary Conversion. Commencing on the Original Issue Date, and thereafter from time to time until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, subject to the conversion limitations set forth in Section 4(i) and Section 4(j). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex B (each, a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the first (1st) Business Day immediately following the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

ii.    Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $4.56, subject to adjustment herein (the “Conversion Price”).

iii.    Conversion Shares Issuable Upon Conversion of Principal Amount; Delivery Date. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted plus accrued and unpaid interest thereon by (y) the Conversion Price. The Company shall deliver all Conversion Shares to the Holder within one (1) Trading Day after the date of the applicable Notice of Conversion (the “Conversion Share Delivery Date”).

c)    Mandatory Conversion. If, at any time after September 1, 2017, (i) the VWAP for Common Stock equals or exceeds two hundred fifty percent (250%) of the Conversion Price (the “Threshold Price”) for twenty (20) consecutive Trading Days (the “Threshold Period”), and (ii) the Equity Conditions have been satisfied on each Trading Day during the Threshold Period and each of the ten (10) consecutive Trading Days immediately prior to the first (1st) day of the Threshold Period, then the Company shall have the option, within ten (10) Trading Days after the end of any such Threshold Period, to deliver a written notice to the Holder (a “Mandatory Conversion Notice”) to cause the Holder to convert, pursuant to Section 4(b) hereof, a principal amount of this Debenture (a “Mandatory Conversion”), during the thirty (30) Trading Day period after the Holder’s receipt of the Mandatory Conversion Notice (the “Mandatory Conversion Period”), equal to the lesser of (1) the Holder’s Pro Rata Share of the Dollar Volume Limitation on the date of the Mandatory Conversion Notice and (2) the entire outstanding principal balance of this Debenture (including, for the avoidance of doubt, any original issue discount) plus all accrued and unpaid interest thereon (such lesser amount, the “Mandatory Conversion Amount”); provided, however, if the Equity Conditions cease to be satisfied at any time during the Mandatory Conversion Period or the VWAP for the Common Stock on any Trading Day following the last Trading Day of the Threshold Period (including during the Mandatory Conversion Period) is less than the Threshold Price, then the Holder shall be under no further obligation with respect to such Mandatory Conversion. The Holder shall effect any Mandatory Conversion by delivering one or more Notices of Conversions pursuant to Section 4(b) at any time, and from time to time, during the applicable Mandatory Conversion Period, for an aggregate principal amount equal to the Mandatory Conversion Amount. For the avoidance of doubt, the Company may deliver more than one Mandatory Conversion Notice during the term of this Debenture, provided, that it may not deliver a Mandatory Conversion Notice during any Mandatory Conversion Period. For the further avoidance of doubt, nothing in this Section 4(c) shall be deemed to limit the Holder’s right to voluntarily convert all or any portion of this Debenture, at any time, and from time to time, in accordance with Section 4(b), and the Holder may submit Notices of Conversion for a principal amount of this Debenture in excess of the Mandatory Conversion Amount during any Mandatory Conversion Period. Concurrently with the delivery of any Mandatory Conversion Notice to the Holder hereunder, the Company shall publicly disclose its election to require the Mandatory Conversion of this Debenture by means of a Current Report on Form 8-K filed with the Commission.

d)    Delivery of Certificate for Stock Payment Shares and Conversion Shares. The Company shall deliver any Debenture Shares required to be issued by the Company electronically through DTC without restrictive legends or trading restrictions of any kind not later than the applicable Delivery Date; provided, that prior to the six (6) month anniversary of the Original Issue Date, in order for such Debenture Shares to be issued without restrictive legends, the Company shall be in compliance with the current public information requirements of Rule 144. The Company shall, at its own expense, cause Company Counsel to issue any legal opinions required to issue Debenture Shares without any restrictive legends or trading restrictions of any kind, such legal opinion to be substantially in the form of Annex C. If Conversion Shares or Stock Payment Shares, as the case may be, are not delivered to or as directed by the applicable Delivery Date, the Holder shall, in addition to, and not in limitation of, its other rights and remedies under this Debenture and the other Transaction Documents, be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares or Stock

Payment Shares, to rescind the applicable Notice of Conversion or Holder Redemption Notice, as the case may be. In addition to any other remedies of the Holder hereunder, in connection with any Notice of Conversion, if the Company does not deliver the applicable Conversion Shares by the applicable Conversion Share Delivery Date, the Holder may, at its option, in connection with any conversion of this Debenture pursuant to Section 4(b), apply any Available Advance Shares to the satisfaction of the Company’s obligation to deliver the applicable Conversion Shares on the applicable Conversion Share Delivery Date.

e)    Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver Debenture Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Debenture Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. The Company may not refuse to issue any Debenture Shares required to be issued hereunder based on any claim that the Holder or anyone associated or Affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of one hundred and fifty percent (150%) of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Debenture Shares required to be issued hereunder in accordance with the terms hereof. If the Company fails for any reason to deliver to the Holder Debenture Shares required to be issued pursuant to any provision of this Debenture by the second Trading Day following the applicable Delivery Date, the Company shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each one thousand dollars ($1,000) of principal amount being redeemed or converted, as applicable, five dollars ($5) per Trading Day for each Trading Day after the second Trading Day following such Delivery Date, as applicable, until such certificates are delivered or Holder rescinds such redemption or conversion, as applicable; provided, however, if the Company has failed to deliver Debenture Shares required to be issued pursuant to any provision of this Debenture by the applicable Delivery Date more than twice in any twelve (12) month period, then such partial liquidated damages shall begin to accrue on the Delivery Date. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 hereof for the Company’s failure to deliver Debenture Shares within the applicable period specified in this Debenture and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

f)    Compensation for Buy-In on Failure to Timely Deliver Certificates. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder Debenture Shares required to be issued pursuant to any provision of this Debenture by the applicable Delivery Date, and if after such Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Debenture Shares which the Holder was entitled to receive (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of Debenture Shares that the Holder was entitled to receive multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) deliver to the Holder the number of Debenture Shares that would have been issued if the Company had timely complied with its delivery requirements or, at the option of the Holder, if such Debenture Shares are Conversion Shares or Stock Payment Shares, rescind the Notice of Conversion or Holder Redemption Notice, as applicable, at issue. For example, if the Holder purchases Common Stock having a total purchase price of eleven thousand dollars ($11,000) to cover a Buy-In with respect to a Holder Redemption Notice with respect to which the actual sale price of the Stock Payment Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of ten thousand dollars ($10,000) under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder one thousand dollars ($1,000). The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Debenture Shares as required pursuant to the terms hereof.

g)    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued under this Debenture. As to any fraction of a share which the Holder would otherwise be entitled, the Company shall round up to the next whole share.

h)    Transfer Taxes and Expenses. The issuance of Debenture Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Debenture Shares. The Company shall pay all Transfer Agent fees required for processing of any issuance of

Debenture Shares and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of Debenture Shares.

i)    Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Debenture, at no time may the Company issue to the Holder shares of Common Stock (whether as Conversion Shares, Stock Payment Shares, Monthly Redemption Advance Shares or otherwise) to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 4(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(i) applies, the determination of whether shares of Common Stock may be issued pursuant to this Debenture (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion or Holder Redemption Notice (at a time when this Debenture is Stock On) shall be deemed to be the Holder’s determination of whether shares of Common Stock may be issued pursuant to this Debenture (in relation to other securities owned by the Holder together with any Affiliates) subject to the Beneficial Ownership Limitation. In addition, the Holder may notify the Company that the issuance of any Monthly Redemption Advance Shares would cause the Holder to exceed the Beneficial Ownership Limitation, in which case, the Company shall only issue to the Holder such number of shares of Common Stock that would not cause the Holder to exceed the Beneficial Ownership (as determined by the Holder in accordance with this Section 4(i)). To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Holder Redemption Notice (at a time that this Debenture is Stock On) that such Holder Redemption Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the applicable issuance of shares of Common Stock pursuant to this Debenture held by the Holder. The Holder, upon not less than sixty one (61) days’ prior notice to the Borrowers, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(i), provided that the Beneficial Ownership Limitation in no event exceeds 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the terms of this Debenture and the Beneficial Ownership Limitation provisions of this Section 4(i) shall continue to apply. Any such increase or decrease will not be effective until the sixty first (61st) day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

j)    Principal Market Regulation. The Company shall not issue any Debenture Shares if the issuance thereof would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of this Debenture without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregation of offerings under NASDAQ Listing Rule 5635(d), the “Exchange Cap”), except that such limitation shall not apply to the extent that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Debenture Shares in excess of such amount or (B) obtains a written opinion from Company Counsel that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, no Purchaser shall be issued Debenture Shares in an amount greater than the product of (i) the Exchange Cap multiplied by (ii) the quotient of (A) the aggregate original principal amount of Debentures issued to such Purchaser pursuant to the Securities Purchase Agreement on the Closing Date divided by (B) the aggregate original principal amount of all Debentures issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). On the Original Issue Date, the Holder’s Exchange Cap Allocation with respect to this Debenture is 4,269,522 shares of Common Stock. In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Debentures, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation with respect to such portion of such Debentures so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon the satisfaction in full of a Purchaser’s Debentures, the difference (if any) between such holder’s Exchange Cap Allocation and the number of Debenture Shares actually issued to such holder pursuant to such holder’s Debentures shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Debentures on a pro rata basis in proportion to the relative outstanding principal amounts of the Debentures then held by each such holder. In the event that the Company is prohibited from issuing Conversion Shares pursuant to Section 4(b) of this Debenture because of this Section 4(j) (the “Exchange Cap Shares”), the Company shall pay cash in exchange for the cancellation of such shares of Common Stock at a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the last closing sale price of the Common Stock on the Principal Market (as reported by Bloomberg) on the date the Holder delivers the applicable Notice of Conversion with respect to such Exchange Cap Shares to the Company.

Section 5.     Certain Adjustments.

a)    Stock Dividends and Stock Splits. If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Debenture), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)    Subsequent Equity Sales. If, at any time while this Debenture is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced and only reduced to an amount equal to the product obtained by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the aggregate offering price for such Dilutive Issuance would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance (such product, the “Base Conversion Price”). Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)    Pro Rata Distributions. During such time as this Debenture is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Debenture, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Debenture (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)    Fundamental Transaction. If, at any time while this Debenture is outstanding, the Company effects a Fundamental Transaction, then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(i) or Section 4(j) on the conversion of this Debenture), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(i) or Section 4(j) on the conversion of this Debenture). For the purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, nothing in this Section 5(e) shall be deemed implied consent to any Fundamental Transaction otherwise prohibited by the Transaction Documents.

f)    Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g)    Notice to the Holder.

i.    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any

Fundamental Transaction, Change of Control, consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K filed with the Commission. The Holder shall remain entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.    Covenants.

a)    As long as any portion of this Debenture remains outstanding, and unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

i.    other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom. For the avoidance of doubt, in no event shall the Company become an obligor under, a guarantor of or otherwise liable for any Indebtedness or other obligations of Allenex or any direct or indirect Subsidiaries of Allenex (collectively, “Allenex Indebtedness”), including without limitation, (A) under the term loan facility and credit facility with Danske Bank A/S, (B) any Indebtedness or obligations owed to SSP Primers AB, or (C) any Indebtedness or obligations owed to FastPartner AB, Midroc AB, Xenella Holding AB and Mohammed Al Amoudi and the Affiliates of each of the foregoing (collectively, the “Allenex Vendors”) pursuant to the outstanding loans from the Allenex Vendors to Allenex;

ii.    other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

iii.    make or hold any Investments, including, without limitation, making or holding any Investment in a Subsidiary that is not a Guarantor, other than Permitted Investments;

iv.    other than Permitted Dispositions, Dispose of any its assets, including, without limitation, any Disposition to a Subsidiary that is not a Guarantor, unless such Subsidiary immediately becomes a Guarantor;

v.    amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that adversely affects any rights of the Holder under the Transaction Documents in any material respect;

vi.    merge, dissolve, liquidate, consolidate with or into another Person, or otherwise suffer or permit a Change of Control Transaction or Fundamental Transaction; provided, however, that the Company may, without the Holder’s consent, cause any Domestic Subsidiary to be merged with and into the Company or another Domestic Subsidiary, provided such surviving Domestic Subsidiary, if not already a party to the Security Agreement, promptly executes a joinder thereto, provided, further, in no event shall any such merger result in the Company or any Domestic Subsidiary assuming or otherwise becoming liable for any Allenex Indebtedness; and provided further, that the Company may, without the Holder’s consent, enter into a Change of Control Transaction or Fundamental Transaction pursuant to which the Company is acquired (or deemed acquired) by an un-Affiliated third party (a) that is a corporation organized or existing under the laws of the state of Delaware or the laws of the United States, any state thereof or the District of Columbia and has its principal place of business in the United States, (b) that has a market capitalization, as of the date of the closing of such Change of Control Transaction or Fundamental Transaction, as applicable, equal to or greater than the market capitalization of the Company as of immediately prior to such Change of Control Transaction or Fundamental Transaction, as applicable, (c) whose primary shares are publicly traded on the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange, in any case, as of the closing of such Change of Control Transaction or Fundamental Transaction, as applicable, (d) the Company and the successor corporation comply with Section 5(e) of this Debenture, (e) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (f) the successor corporation shall be in compliance with Section 6(a)(i) and Section 6(a)(ii) immediately after giving effect to such transaction and the other terms and conditions of the Transaction Documents, (g) the shares of common stock of the successor shall have similar or greater average daily dollar trading volume as the average daily dollar trading volume for shares of Common Stock of the Company in the six (6) months prior to the transaction, (h) the successor corporation, immediately after giving effect to such transaction, shall have a substantially similar, or superior, financial condition as the Company’s financial condition immediately prior to such transaction, including, by way of example, as to net assets, liabilities, and net income and (i) notwithstanding any other provision of this Section 6(a)(vi), no transaction shall place the Holder in a worse credit risk situation, given the totality of the circumstances, than the Holder was in, considering the credit profile of the Company on the Original Issue Date or immediately prior to the transaction, whichever credit profile was stronger.

vii.    repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Equity Interests other than repurchases of Common Stock or Common Stock Equivalents of departing officers, directors and employees of the Company, provided that such repurchases shall not exceed an aggregate of $200,000 for all officers, directors and employees during the term of this Debenture;

viii.    repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness other than (i) this Debenture and (ii) regularly scheduled principal and interest payments under the terms of any Permitted Indebtedness, provided that any such payments of Permitted Indebtedness shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs and is continuing;

ix.    pay dividends or distributions on any of its Equity Securities, except that any Subsidiary may, directly or indirectly, pay any dividend or distribution to the Company;

x.    create any new Subsidiary unless such Subsidiary is promptly added as a Guarantor and promptly executes a joinder to the Subsidiary Guaranty and Security Agreement;

xi.    enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

xii.    maintain deposit accounts, or accounts holding investment property, except (i) with respect to which the Agent has an Account Control Agreement, (ii) which hold a balance of no more than Five Hundred Thousand Dollars ($500,000), and (iii) for accounts of Foreign Subsidiaries in existence on the Original Issue Date; or

xiii.    enter into any agreement with respect to any of the foregoing.

b)    Blocked Account. The Company shall, at all times while this Debenture remains outstanding, maintain on deposit in a segregated account of the Company at Comerica (the “Blocked Account”) an amount of unencumbered cash equal to $9,375,000. Such account shall be subject to an Account Control Agreement which shall be in substantially the form of Comerica’s hard account agreement and otherwise reasonably acceptable to the Holder (the “Blocked Account Agreement”).

c)    Equity Issuances. Nothing herein shall prohibit the Company from issuing any Equity Interests in any transaction the primary purpose of which is to provide financing to the Company, except that the Company shall not be permitted to issue any Disqualified Stock.

d)    Gross Profit. With respect to each calculation date set forth below (each a “Calculation Date”), Gross Profit for the twelve consecutive month period ended on such Calculation Date shall not be less than the “Gross Profit Target” set forth opposite such Calculation Date:

Calculation Date	Gross Profit Target
March 31, 2017	$17,000,000
June 30, 2017	$17,000,000
September 30, 2017	$17,500,000
December 31, 2017	$18,000,000
March 31, 2018	$18,000,000
June 30, 2018	$18,000,000
September 30, 2018	$18,000,000
December 31, 2018	$18,000,000
March 31, 2019	$18,000,000
June 30, 2019	$18,000,000
September 30, 2019	$18,000,000
December 31, 2019	$18,000,000

In the event of any breach of this Section 6(d) with respect to a specific Calculation Date, the Company may cure such breach for such specific Calculation Date to the extent that: (1) the amount by which actual Gross Profit for such Calculation Date is less than the Gross Profit Target for such Calculation Date (the “Gross Profit Shortfall”) does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) and (2) by not later than fifty (50) days after such Calculation Date, the Company offers to redeem (and if such offer of redemption is accepted by the Holder, promptly, but in any event not later than sixty (60) days after such Calculation Date, actually redeems) a portion of this Debenture equal to the Holder’s Pro Rata Share of an amount equal to 3x the Gross Profit Shortfall for a redemption price equal to the Gross Profit Shortfall Redemption Price. Any offer to redeem a portion of this Debenture pursuant to this Section 6(d) shall also be made to the holders of the other outstanding Debentures. For the avoidance of doubt, if the Gross Profit Shortfall for any Calculation Date exceeds One Million Five Hundred Thousand Dollars ($1,500,000) such breach cannot be cured and shall constitute an immediate Event of Default hereunder. For the further avoidance of doubt, payment of the Gross Profit Shortfall Redemption Price with respect to a breach of this Section 6(d) for a specific Calculation Date shall only be deemed to cure the breach of this this Section 6(d) for that specific Calculation Date and shall not serve to cure any subsequent breach of this Section 6(d). With respect to each of the December 31, 2017, December 31, 2018, and December 31, 2019 calculation dates, in the event of a breach of this Section 6(d), the Company shall publicly disclose Gross Profit within forty five (45) days thereafter, and in any event, prior to disclosing Gross Profit to the Holder.

e)    Commercial Launch. Commercial Launch Milestone #1 shall be achieved for the fiscal quarter ended March 31, 2018, Commercial Launch Milestone #2 shall be achieved for the fiscal quarter ended June 30, 2018, and Commercial Launch Milestone #3 shall be achieved for the fiscal quarter ended September 30, 2018; provided, however, if any Commercial Launch Milestone has not been achieved in the corresponding fiscal quarter, it shall not be deemed an Event of Default hereunder to the extent that: (1) Commercial Launch Milestone #1 is achieved no later than the fiscal quarter ended June 30, 2018, (2) Commercial Launch Milestone #2 is achieved no later than the fiscal quarter ended September 30, 2018, (3) Commercial Launch Milestone #3 is achieved no later than the fiscal quarter ended December 31, 2018, (4) the Company offers to redeem (and if such offer of redemption is accepted by the Holder, promptly, but in any event not later than May 1, 2018, actually redeems) a portion of this Debenture equal to One Million Five Hundred Thousand Dollars ($1,500,000) for a redemption price of One Million Six Hundred Twenty Thousand Dollars ($1,620,000), if the Commercial Launch Milestone #1 has not been achieved by March 31, 2018, (5) the Company offers to redeem (and if such offer of redemption is accepted by the Holder, promptly, but in any event not later than August 1, 2018, actually redeems) a portion of this Debenture equal to Two Million Dollars ($2,000,000) for a redemption price of Two Million One Hundred Sixty Thousand Dollars ($2,160,000), if the Commercial Launch Milestone #2 has not been achieved by June 30, 2018 and (6) the Company offers to redeem (and if such offer of redemption is accepted by the Holder, promptly, but in any event not later than October 1, 2018, actually redeems) a portion of this Debenture equal to Three Million Dollars ($3,000,000) for a redemption price of Three Million Two Hundred Forty

Thousand Dollars ($3,240,000), if the Commercial Launch Milestone #3 has not been achieved by September 30, 2018. Any offer to redeem a portion of this Debenture pursuant to this Section 6(e) shall also be made to the holders of the other outstanding Debentures. If the Company does not make any payment required by this Section 6(e), it shall be an immediate Event of Default hereunder. The Company shall publicly disclose each Commercial Launch Milestone within five (5) Business Days of the achievement thereof by means of a Current Report Form 8-K filed with the Commission.

f)    Compliance Certificate. The Company shall, within one Trading Day of the Company’s filing of each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K with the Commission (but in any event not later than 45 days after the last day of each calendar quarter, except in the case of the calendar quarter ended December 31, 90 days thereafter), deliver to the Holder a compliance certificate executed by the Company’s chief executive officer or chief financial officer containing a calculation of Gross Profit for the applicable calendar quarter, stating that no Events of Default have occurred since the date of the last compliance certificate (or, in the case of the initial compliance certificate, the Original Issue Date) and certifying that no new Subsidiaries have been formed or acquired since the date of the prior compliance certificate (or, in the case of the initial compliance certificate, the Original Issue Date); provided, that notwithstanding the foregoing, without the prior written consent of the Holder, such compliance certificate shall not contain any material, non-public information and shall be derived from the information publicly available in the Company’s reports filed with the Commission or otherwise publicly available.

Section 7.    Events of Default.

a)    “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative body or Governmental Authority):

i.    any default in the payment of the principal amount of any Debenture, whether on a Prepayment Date, Holder Redemption Payment Date or the Maturity Date or by acceleration or otherwise;

ii.    any default in the payment of interest, liquidated damages and/or other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable, in each case, which such default continues for three (3) Trading Days;

iii.    the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture (other than a breach by the Company of its obligations to deliver Debenture Shares to the Holder pursuant to the terms of this Debenture which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) fifteen (15) Trading Days after notice of such failure sent by the Holder to the Company and (B) fifteen (15) Trading Days after the Company has become aware or should have become aware of such failure; provided, that any failure to observe or perform any provision of Section 6 shall be an immediate Event of Default hereunder without any grace period;

iv.    a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) or any material breach shall occur under any of the Transaction Documents, which failure is not cured, if possible to cure, within fifteen (15) Trading Days following notice of failure sent by the Holder to the Company;

v.    any representation or warranty made in this Debenture or any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder pursuant to the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

vi.    the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vii.    the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement beyond any grace period provided with respect thereto that (a) involves an obligation greater than Five Hundred Thousand Dollars ($500,000), whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, in each case other than the obligations of (A) Allenex pursuant to its term loan facility and its credit facility with Danske Bank A/S, (B) Allenex to SSP Primers AB and (C) Allenex to the Allenex Vendors pursuant to the outstanding loans from the Allenex Vendors to Allenex;

viii.    (a) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days, (b) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on a Trading Market for fifteen (15) Trading Days (which need not be consecutive) during any twelve (12) month period, or (c) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on a Trading Market for five (5) consecutive Trading Days; provided, however, that for purposes of this subparagraph (viii), any day on which there is a general suspension of trading on the Principal Market shall be disregarded;

ix.    the Company shall fail for any reason to deliver any Debenture Shares to a Holder on the applicable Delivery Date therefor;

x.    the Company or any Subsidiary Guarantor shall breach any agreement delivered to the initial Holder pursuant to Section 2.2 of the Purchase Agreement;

xi.    the electronic transfer by the Company of shares of Common Stock through DTC or another established clearing corporation is no longer available or is subject to a “chill” that lasts for more than three (3) Trading Days;

xii.    a judgment not covered by insurance in excess of One Million Dollars ($1,000,000) or a judgment that is more than One Million Dollars ($1,000,000) in excess of applicable insurance coverage, is entered against the Company and, within sixty (60) days after entry thereof, such judgment is not discharged or satisfied or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged or satisfied;

xiii.    (A) Comerica fails to comply with its obligations under the Blocked Account Agreement, (B) without limiting clause (A), Comerica notifies the Agent of its intention not to comply with the terms of the Blocked Account Agreement, or (C) the Company fails to comply, or notifies the Agent of its intention to not comply, with its obligations under the Blocked Account Agreement; provided, however, with respect to clauses (A) and (B), it shall not be an Event of Default hereunder if (x) possession of the funds held in the Blocked Account are transferred to the Agent or (y) the Company and the Agent enter into a new Account Control Agreement with a financial institution acceptable to Agent with respect to the funds held in the Blocked Account within ten (10) days after the occurrence of the failure or notice, as the case may be.

xiv.    (A) the Company or Comerica closes the Blocked Account or terminates the Blocked Account Agreement, or (B) without limiting clause (A), the Company or Comerica notifies the Agent of its intention to close the Blocked Account or terminate the Blocked Account Agreement; provided, however, it shall not be an Event of Default hereunder if (x) possession of the funds held in the Blocked Account are transferred to the Agent or (y) in solely in the case of clause (B), the Company and the Agent enter into a new Account Control Agreement with a financial institution acceptable to Agent with respect to the funds held in the Blocked Account within ten (10) days after the occurrence of the failure or notice, as the case may be;

xv.    the Company, any Subsidiary or any named executive officer (as defined in Item 401 of Regulation S-K) of the Company shall be indicted, convicted or have a judgment entered against it (including in a settled action) for any intentional or willful violation of federal or state laws applicable to the business of the Company and its Subsidiaries, in each case (other than in the case of an indictment), that results in a monetary fine or damages of Three Million Dollars ($3,000,000) or more;

xvi.    if any provision of the Security Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Debtor (as defined in the Security Agreement), or a proceeding shall be commenced by any Debtor, or by any Governmental Authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny that any Debtor has any liability or obligation purported to be created under the Security Agreement;

xvii.    if the U.S. Food & Drug Administration or other U.S. Governmental Authority requires that the Company halt or recall any Product that is expected to generate at least Three Million Dollars ($3,000,000) in revenue for the Company and its Subsidiaries in the aggregate over the following consecutive twelve (12) month period, which halt or recall (x) lasts for more than 90 consecutive days and (y) results in (i) a “stock-out” of such Product and (ii) results in a loss of revenue to the Company of $2,000,000 or more in the period following such halt or recall as compared to the same period in the prior year. For purposes hereof, “stock-out” means, with respect to a Product, that there is extremely limited or no inventory of such Product available for commercial sale; or

xviii.    A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect and such circumstance has not been cured (if curable) within ten (10) days of the occurrence of such circumstance.

b)    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount; provided, that such acceleration shall be automatic, without any notice or other action of the Holder required, in respect of an Event of Default occurring pursuant to clause (vi) of Section 7(a). For the avoidance of doubt, in no event shall the Mandatory Default Amount be payable in shares of Common Stock. Upon the payment in full of the Mandatory Default Amount in cash, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.    Miscellaneous.

a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Holder Redemption

Notice, shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number or email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Debenture) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Debenture) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)    Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company.

c)    Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)    Amendments; Waivers. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing. Any provision of this Debenture may be waived by the Holders of at least 50.1% of the outstanding principal amount of Debentures, which waiver shall be binding on all of the Holders of the Debentures and their successors and assigns. Any provision of this Debenture may be amended by a written instrument executed by the Company and the Holders of at least 50.1% of the outstanding principal amount of Debentures, which amendment shall be binding on all of the Holders of the Debentures and their successors and assigns.

f)    Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture.

h)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

j)    Secured Obligation. The obligations of the Company under this Debenture are secured by the Collateral pledged by the Company pursuant to the Security Agreement, dated as of the date hereof, between the Grantors (as defined therein) and the

Agent. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, subject to Permitted Liens, the Holder shall have the first lien over all Collateral, which will rank higher than any other creditor of the Company or its Subsidiaries, to the extent permitted by law.

k)    Limitation of Liability. Neither Holder, Agent nor any Affiliate, officer, director, employee, attorney, or agent of Holder or Agent shall have any liability with respect to, and the Company hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Company in connection with, arising out of, or in any way related to, this Debenture or any of the other Transaction Documents, or any of the transactions contemplated by this Agreement or any of the other Transaction Documents. The Company hereby waives, releases, and agrees not to sue Holder, Agent or any of Holder’s or Agent’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Debenture or any of the other Transaction Documents, or any of the transactions contemplated by this Debenture or any of the other Transaction Documents. Notwithstanding the foregoing, nothing in this provision shall be interpreted as waiving any right of the Company to any action based upon any material breach of the Transaction Documents or material violations by any Holder or Agent of state or federal securities laws or any conduct by any Holder which constitutes fraud, gross negligence, willful misconduct or malfeasance).

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(Signature Pages Follow)

IN WITNESS WHEREOF, the parties below have caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CAREDX, INC.

By:	/s/ Charles Constanti
Name:	Charles Constanti
Title:	Chief Financial Officer and Secretary
Facsimile No. for delivery of Notices:
E-mail Address for delivery of Notices:

JGB Capital, LP

By:	/s/ Brett Cohen
Name:	Brett Cohen
Title:	President
Facsimile No. for delivery of Notices: (212) 253-4093
E-mail Address(es) for delivery of Notices:
sehrenberg@jgbcap.com, bcohen@jgbcap.com,
jwhite@jgbcap.com

JGB (Cayman) Port Charlotte, Ltd.

By:	/s/ Brett Cohen
Name:	Brett Cohen
Title:	President
Facsimile No. for delivery of Notices: (212) 253-4093
E-mail Address(es) for delivery of Notices:
sehrenberg@jgbcap.com, bcohen@jgbcap.com,
jwhite@jgbcap.com

JGB Partners, LP

By:	/s/ Brett Cohen
Name:	Brett Cohen
Title:	President
Facsimile No. for delivery of Notices: (212) 253-4093
E-mail Address(es) for delivery of Notices:
sehrenberg@jgbcap.com, bcohen@jgbcap.com,
jwhite@jgbcap.com